Exhibit 99.1

	FY 2011	FY 2012	FY 2013
	(in millions)

Net Income	521.0	361.3	183.8

Income tax expense	236.1	172.4	46.1

Depreciation and amortization	231.9	242.8	239.9

Interest expense	245.4	176.7	168.7

Other financing costs (1)	8.6	4.7	5.8

(Income) loss from equity method investments	(50.1)	9.9	(15.0)

Dividends from equity method investments (2)	4.9	—	0.5

Loss on debt extinguishment	92.5	12.2	120.7

Net litigation (benefit) charge	(19.1)	22.2	—

Gain on fire insurance recovery	(120.6)	—	—

Impairment and other disposal costs	20.2	2.8	—

Adjusted EBITDA	1,170.8	1,005.0	750.5

(1)	Other financing costs include capitalized interest, the amortization of certain debt costs, and certain letter of credit expenses.
(2)	In event of a loss from equity method investments, dividends are only added back to the extent they exceed the loss.